Exhibit 2.5-Form of DeFi Shareholder Share Exchange Agreement

DeFi Shareholder Share Exchange Agreement

Lion Capital Holdings, Inc.

9211 Waterford Centre Blvd, Suite 200

Austin TX 78758

ATTN:  Chief Executive Officer

Re:

Share Exchange Agreement

The undersigned, Shareholder, does hereby represent and agree to the following:

Authority.  Shareholder approves the share exchange agreement between Lion Capital Holdings, Inc., a Delaware corporation (“Lion”) and DeFi Mobile, Ltd., a Delaware corporation (“DeFi”) and has the full power and authority to execute, deliver, and perform this Agreement and the transactions contemplated by it and in connection with it.

Ownership of Shares. Shareholder beneficially owns all of the shares of DeFi common stock delivered to Lion Capital for exchange.  Shareholder has full power and  authority to transfer  such shares of  Defi to Lion under,  pursuant to, and in accordance  with, this Agreement,  and such  shares are free and clear of any  liens,  charges,  mortgages,  pledges or encumbrances  and such shares are not subject to any claims as to the  ownership thereof,  or any rights,  powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders.

Investment Representations and Covenants.

(i) Shareholder  represents  that  they  are acquiring  the  shares of Lion Common  Stock to be issued  pursuant  to this Agreement and the Share Exchange Agreement for their own  accounts and for investment only and not with a view to  distribution  or resale  thereof  within the  meaning of such phrase as defined under the Securities Act of 1993, as amended (the “Securities Act”). The Shareholders shall not dispose of any part or all of such shares of Lion Common Stock in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the U.S. Securities and Exchange Commission (“SEC”) and all applicable provisions of state securities laws and regulations. The Shareholder further acknowledges that

(ii) The certificate or certificates representing the shares of Lion Common Stock shall bear a legend setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Lion and with any transfer agents against the Lion Common Stock until the Lion Common Stock may be legally resold or distributed.

(iii) Shareholder acknowledges being informed that the shares of Lion Common Stock to be issued pursuant to this Agreement shall be unregistered, shall be “RESTRICTED SECURITIES” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available.  The Shareholder further acknowledges that Lion does not have an obligation to currently register such   securities for the account of the Shareholder.

(iv) Shareholders acknowledges that they have been afforded access to all material information which they have requested relevant to their decision to acquire the shares of Lion Common Stock and to ask questions of Lion's management and that, except as set forth herein, neither Lion nor anyone acting on behalf of Lion has made any representations or warranties to the Shareholder which have induced, persuaded, or stimulated the Shareholder to acquire such shares of Lion Common Stock.

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(v)  Either alone, or together with their investment advisor(s), they have the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the  prospective investment in the shares of Lion Common Stock, and Shareholder is able to bear the economic risk of the investment in such shares of Lion Common Stock.  In addition, each is an “Accredited Investor”, as that term is defined under the Securities Act and the rules and regulations promulgated under the Securities Act by the SEC.

(vi) The Lion Common Stock shall be subject to a 12 month lock-up period of beginning at the Closing ending 12 months from the date of Closing (the “Lock-Up Period”). During the Lock-Up Period, the Lion Common Stock may not be sold by the Security Holder, except as mutually agreed in writing by the Lion and the Security Holder, provided the lock-up requirements may be waived by the Lion in its sole discretion. In addition during the Lock-Up Period, Shareholder shall have the right to participate in any equity financing, on the same terms and conditions as the other investors in such financing, to maintain their pro-rata ownership provided only if the per share price in such financing is less than $0.25 per share of Lion Common Stock.

It is so agreed.

Dated: ___________, 2009
Signature of Stockholder

Printed Name of Stockholder

Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)

Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Number of Defi Shares of Common Stock exchanged and number of Lion Shares to be received:	________________________________________
Accepted:
Lion Capital Holdings, Inc.
By:___________________________________ Its:____________________________________ Dated:__________________________________

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